TWO RIVERS WATER & FARMING COMPANY 8-K

EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company on August 15, 2017

GrowCo Drives Two Rivers Water & Farming to Operational Net Income

Focus on Marijuana Infrastructure and Water Development Propels Growth

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$1,044,000 in net profit from operations in 2017 Q2

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G&A reduced by over 70%

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Q2 Revenue $1.3 million, YTD $1.9 million

DENVER, Colorado – August 15, 2017 – Two Rivers Water & Farming Company (“Two Rivers” OTCQB: TURV) released its financial results for its three and six months ended June 30, 2017 in its quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2017. Two Rivers reported its first quarterly operating net income since 2008, except for the fourth quarter of 2013, when Two Rivers recognized a non-cash accounting benefit as the result of a return of stock grant by management.

For the quarter ended June 30, 2017, Two Rivers recorded total net revenue from continuing operations of $1.3 million, an increase from $25,000 in same period in the prior year.  General and administrative expenses were $177,000, which represents a 70% reduction compared to the same period in the prior year. Operating profit from continuing operations was $510,000 compared to an operating loss of $1.1 million in the prior year period. After losses due to the discontinued farming operations and preferred shareholder distributions, net loss for the quarter was $458,000 compared to $2.0 million for the prior year period, a 77% improvement. After the sale of the discontinued farming operations, Two Rivers continues to own in excess of 7,000 acres in southeastern Colorado.

For the first half of 2017, Two Rivers recorded total net revenue of $1.9 million compared to $58,000 for the prior year. Total operating expenses were $825,000 compared to $2.2 million in the prior year which included $910,000 in bad debt from the former tenant of the first greenhouse leased by GrowCo, Inc., a Two Rivers subsidiary. Operating loss from continuing operations was $40,000, an improvement of $2.9 million from the prior year. Loss from discontinued operations for the first half was $1.1 million and preferred shareholder distributions totaled $1.2 million bringing the first half net loss to common shareholders of $2.2 million, a reduction of $2.4 million from the prior year.

“The first and second quarters of 2017 bore fruit from our investment in GrowCo during the last two years,” commented Two Rivers’ Chairman and CEO Wayne Harding. “The first greenhouse was 100% leased for the full 2017 second quarter. The first rental check was received at the beginning of July and the second was received at the beginning of August.”

Two Rivers owns 10,000,000 GrowCo shares and another 10,000,000 GrowCo shares are being held for distribution to Two Rivers’ shareholders based on four record dates during 2015. Those escrow shares are planned to be distributed after a registration statement for the shares has been filed by GrowCo and declared effective by the Securities and Exchange Commission.

Wayne Harding further stated, “The discontinuance of our farming operations has enabled us to conserve cash that had been absorbed by crop inputs. With our new subsidiary, Water Redevelopment Company, our strategy is on track for water enhancement projects in southeastern Colorado. Overall, I am pleased with the progress we have made since our new board and leadership team was formed nearly a year ago.

“Now with GrowCo’s rental performance and expected performance in the future, more attention will be given to our water redevelopment projects. Two Rivers owns water rights in Colorado’s Huerfano and Cucharas river basin. This basin consists of over 600 square miles forming a natural funnel with elevation from 14,000 feet down to 4,500 as it connects with the Arkansas River. We own the largest, privately held, on-stream reservoir, the Cucharas Reservoir and associated dam, that we plan to rehabilitate at an estimated cost of between $30 to $40 million. We believe that these assets will have a fair market value significantly in excess of their book value, once they have been fully rehabilitated and are put into productive use.”

“We plan to use our water for local agriculture purposes and will request a change of use for some of the basin water to serve a newly formed local water district with municipal water taps. Our supply agreement calls for a payment of $6,500 per tap and there are approximately 3 water taps per acre foot of water. This translates into approximately $19,500 per acre foot of water, a significant increase over our basis of less than $1,000 per acre foot.”

About Two Rivers

Two Rivers assembles its water assets by acquiring land with senior water rights. Two Rivers focuses on development and redevelopment of infrastructure for water management and delivery. Water is one of the most basic, core assets. Two Rivers’ first area of focus is in the Huerfano-Cucharas river basin in southeastern Colorado. In November 2012, Colorado legalized the personal use and cultivation of marijuana. As a result, Two Rivers is providing greenhouses and processing facilities for licensed marijuana growers in Colorado on land with water rights not being utilized elsewhere. Two Rivers’ long-term strategy focuses on the value of our water assets and how to monetize water for the benefit of its stakeholders, including communities near where its water assets are located.

About GrowCo

In November 2012, Colorado legalized the personal use and cultivation of marijuana. As a result, Two Rivers founded GrowCo in 2014. GrowCo constructs and leases state of the art, computer controlled, greenhouses that enables licensed marijuana growers with the ability to grow a higher quality more natural product at lower costs than can be produced in the artificial growing environment created in converted warehouses. GrowCo is not a licensed marijuana grower or retailer. GrowCo does not “touch the plant” and only provides growing infrastructure for licensed marijuana tenants.

Forward-Looking Statements

The seventh paragraph of this news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance Two Rivers or GrowCo will be able to initiate and operate its grow facilities in accordance with its business plans. These forward-looking statements are made as of the date of this news release, and Two Rivers and GrowCo assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Bill Gregorak, CFO

Two Rivers Water & Farming Company
(303) 222-1000
mail to: info@2riverswater.com